Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

Contact:	At The Investor Relations Company:
Robert L. Johnson, Chairman & CEO Curt Kollar, CFO	Woody Wallace 312-245-2700
706-645-1391	wwallace@tirc.com
bjohnson@charterbank.net or ckollar@charterbank.net

CHARTER FINANCIAL ANNOUNCES SECOND QUARTER FISCAL 2011 RESULTS

• Net Income $252,000 for the Quarter
• Bank Core Capital Ratio Improved to 12.49%
• Reduced Wholesale Funding
• Strengthened Balance Sheet
• Net Interest Margin Improving

WEST POINT, Georgia, April 28, 2011—Charter Financial Corporation (NASDAQ: CHFN) today reported net income of $252,000, or $0.01 per basic and diluted share, for the quarter ended March 31, 2011, compared with $2.7 million, or $0.15 per basic and diluted share, for the quarter ended March 31, 2010.  The prior year’s quarter included a purchase gain related to the FDIC–assisted acquisition of McIntosh Commercial Bank in March of 2010.    Fiscal 2011 earnings-to-date total $527,000, or $0.03 per basic and diluted share.  This compares to $3.9 million, or $0.21 per basic and diluted share for the prior year period.

The Company’s total assets were $991.3 million at March 31, 2011, down from $1.2 billion at September 30, 2010 and also down from $1.2 billion at March 31, 2010.  Loans outstanding were $559.9 million at March 31, 2011, of which $124.6 million, or 22.3%, were covered by FDIC loss sharing.  This compared with loans outstanding of $599.4 million at September 30, 2010 and $642.9 million at March 31, 2010.

Total deposits were $735.3 million at March 31, 2011 compared with $906.6 million at March 31, 2010.  During the same period, non-time deposits increased slightly from $319.8 million to $321.1 million.    Borrowings declined to $110.0 million at March 31, 2011 from $212.2 million at March 31, 2010 due to the Company’s continued focus on lowering use of wholesale funding.

Total interest income increased to $11.3 million for the quarter ended March 31, 2011, compared to $11.0 million for the same quarter last year. Interest expense was lower at $4.0 million for the quarter ended March 31, 2011, compared with $5.3 million for the same quarter of 2010. Net interest income grew 27.7% to $7.3 million for the quarter ended March 31, 2011 compared with $5.7 million for the same quarter the year before.

The net interest margin rose to 3.40% for the quarter ended March 31, 2011, compared with 2.62% for the same quarter of 2010.  Higher interest income on loans and the accretion of purchase discounts from the FDIC-assisted acquisition of McIntosh Commercial Bank in March 2010 contributed to the improved net interest margin.  The increase in net interest income was partially offset by lower loan balances.  High levels of liquidity accumulated over the past year, largely from covered asset resolutions and acquired deposits, contributed downward pressure on net interest income.  At the end of March 2011, the Company paid off $42 million of maturing Federal Home Loan Bank advances.  The advances cost $189,000 a month while the funds used to pay the advances were earning less than $9,000 a month.  Accordingly, the net interest margin will improve by $180,000 per month going forward from this payoff.

Robert L. Johnson, Chairman and CEO, said, “Our FDIC-assisted acquisitions continue to provide benefits and are progressing well.  We have received $109.2 million from the FDIC in reimbursement for losses under the loss- sharing agreements and will receive another  $64.7 million based on estimated future loss-share claims.  It will take some time to work out the acquired assets and safely reinvest the proceeds.  In the short term, we have been able to re-deploy cash to reshape our funding mix to gain both resiliency and lower interest cost.  We remain upbeat about the results and continuing opportunities to build our retail franchise through FDIC-assisted acquisitions.”

The Company had net charge-offs of $632,000 for the quarter ended March 31, 2011 compared with $1.6 million for the same quarter of 2010.  The Company recorded a loan loss provision of $300,000 on non-covered loans for the quarter ended March 31, 2011, down from the $3.0 million loan loss provision for the same quarter in 2010.  The allowance for loan losses was 2.17% of non-covered loans at March 31, 2011 compared with 2.39% of non-covered loans at March 31, 2010. The Company also recorded a $400,000 provision for losses on loans covered by loss sharing.   Nonperforming assets not covered by loss sharing were $19.4 million at March 31, 2011, down slightly from $20.5 million at March 31, 2010 and $21.4 million at September 30, 2010.

Noninterest expense was $8.6 million for the quarter ended March 31, 2011, compared with $7.3 million for the quarter ended March 31, 2010.   The March 31, 2011 quarter included a $485,000 charge for valuation reserves on legacy foreclosed real estate compared to expense of $110,000 for the prior year quarter.   The 2011 quarter also included the operating costs of the McIntosh Commercial Bank acquisition as well as building the infrastructure for future acquisitions.

Noninterest income totaled $2.2 million for the quarter ended March 31, 2011 compared with $8.7 million for the same quarter in 2010. Noninterest income for the current quarter was reduced by a $223,000 private label mortgage-backed security other-than-temporary impairment charge. Noninterest income in the prior year quarter included $9.3 million in purchase gain on the FDIC-assisted acquisition of assets and liabilities of McIntosh Commercial Bank.  This gain was partially offset by $3.4 million of other-than-temporary impairment on securities. Fees on deposits were $1.4 million for both the March 2011 quarter and the March 2010 quarter.

The Company had sharply higher total stockholders’ equity of $137.0 million at March 31, 2011 compared with $106.8 million at March 31, 2010.   The higher equity was primarily due to an incremental stock offering completed in September 2010.

Mr. Johnson concluded, “We are proud to report continued profitability and a stronger balance sheet for the second quarter of fiscal 2011. Despite difficult economic times, CharterBank further strengthened its core regulatory capital to 12.49% from 10.21% at September 30, 2010.  We expect lower borrowings and wholesale deposit levels will reduce funding costs contributing to higher net interest income in the months ahead.  Credit costs have been erratic in the last few quarters; however, nonperforming asset levels are very manageable.  The combined expense associated with the provision for covered loan losses, other-than-temporary impairment on mortgage securities and further write downs of foreclosed real estate are expected to moderate over the next several quarters.”

“Our network of 14 branches serves an attractive geographic region in West Central Georgia and East Central Alabama and our solid capital position places CharterBank in a unique position of strength versus many of its peers.  With our strong capital and a solid operating base, we are well positioned to build an attractive community bank footprint with strong earnings.”

About Charter Financial Corporation

Charter Financial Corporation is a savings and loan holding company and the parent company of CharterBank, a growing full-service community bank. Charter Financial Corporation and subsidiary, CharterBank, are in the mutual holding company structure. CharterBank is headquartered in West Point, Georgia, and operates branches in West Central Georgia and East Central Alabama. CharterBank’s deposits are insured by the Federal Deposit Insurance Corporation.

Forward-Looking Statements
This release contains “forward-looking statements” that may be identified by use of such words as “believe,” “expect,” “anticipate,” “should,” “planned,” “estimated,” and “potential.” Examples of forward-looking statements include, but are not limited to, estimates with respect to our financial condition and results of operation and business that are subject to various factors that could cause actual results to differ materially from these estimates. These factors include but are not limited to general and local economic conditions; changes in interest rates, deposit flows, demand for mortgages and other loans, real estate values, and competition; changes in accounting principles, policies, or guidelines; changes in legislation or regulation; and other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products, and services. Any or all forward-looking statements in this release and in any other public statements we make may turn out to be wrong.  They can be affected by inaccurate assumptions we might make or known or unknown risks and uncertainties.  Consequently, no forward-looking statements can be guaranteed.  Except as required by law, the  Company disclaims any obligation to subsequently revise or update any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

FINANCIAL TABLES FOLLOW
Charter Financial Corporation
Selected Financial Data (unaudited)
In thousands except share and per share data:

	March 31,	March 31,	September 30,
	2011	2010	2010***
Total Assets	$991,322	$1,236,478	$1,186,082
Cash and Cash Equivalents	105,793	141,636	235,639
Loans Receivable, Net	559,859	642,863	599,370
Non-covered Loans Receivable, Net	435,276	463,934	451,231
Covered Loans Receivable, Net	124,583	178,929	148,139
Real Estate Owned	28,343	36,875	39,268
Non-covered Real Estate Owned	7,720	7,409	9,641
Covered Real Estate Owned	20,623	29,466	29,627
Mortgage Securities Available for Sale	118,165	201,584	133,080
Core Deposits*	321,143	319,828	313,170
Retail Deposits**	693,303	737,789	739,691
Total Deposits	735,290	906,580	823,134
Borrowings	110,000	212,232	212,000
Total Stockholders’ Equity	137,003	106,829	135,788

Book Value per Share	$7.55	$5.80	$7.49
Tangible Book Value per Share	7.27	5.51	7.20

Minority Shares Outstanding	6,679,075	2,566,233	6,675,775
Total Shares Outstanding – at Quarter End	18,136,999	18,424,157	18,133,699
Weighted Average Total Shares Outstanding – Basic	18,134,822	18,416,507	18,422,050
Weighted Average Total Shares Outstanding – Fully Diluted	18,182,096	18,451,123	18,473,624

*Core deposits include transaction accounts, money market accounts and savings accounts.

**Retail deposits include Core Deposits and certificates of deposits excluding brokered and wholesale certificates of deposits.

***Financial information as of September 30, 2010 has been derived from audited financial statements.

 Selected Operating Data (in thousands except share and per share data):

	Three Months Ended		Six Months Ended
	March 31,		March 31,
	2011	2010	2011		2010

Total Interest Income	$11,312	$11,025	$23,697		$22,274
Total Interest Expense	4,010	5,307	8,829		10,378
Net Interest Income	7,302	5,718	14,868		11,896
Provision for Loan Losses on non-covered loans	300	3,000	1,100		3,800
Provision for Loan Losses on covered loans	400	-	400		-
Net Interest Income after Provision for Loan Losses	6,602	2,718	13,368		8,096
Noninterest Income	2,215	8,744	5,125		11,154
Noninterest Expense	8,627	7,265	18,036		13,350

Income before Income Taxes	190	4,197	457		5,900

Income Tax Expense (Benefit)	(62)	1,510	.	(70)	2,011
Net Income	$252	$2,687	$527		$3,889

Earnings per Share - Basic	$0.01	$0.15	$0.03		$0.21
Earnings per Share – Fully Diluted	0.01	0.15	0.03		0.21
Cash Dividends per Share**	0.05	0.00	0.10		0.25

Net Charge-offs – Legacy Loans	632	1,569	1,203		1,735
Deposit Fees	1,360	1,396	2,794		2,672
Gain on Sale of Loans	117	380	379		468

**First Charter, MHC has waived most of its portion of these dividends, resulting in payment primarily to the minority stockholders.

	Three Months Ended		Six Months Ended
	March 31,		March 31,
	2011	2010	2011	2010
Return on Equity	0.44%	10.39%	0.62%	7.65%
Return on Assets	0.09	1.10	0.10	0.82
Net Interest Margin	3.40	2.62	3.39	2.81
Bank Core Capital Ratio	12.49	8.27	12.49	8.27
Effective Tax Rate	( (32.80)	35.98	(15.33)	34.09
Dividend Payout Ratio	190.21	0.00	182.71	20.16

Ratios of Assets Not Covered:

Loan Loss Reserve as a % of Total Loans	2.17	2.39	2.17	2.39
Loan Loss Reserve as a % of Nonperforming Loans	82.72	87.08	82.72	87.08
Nonperforming Assets as a % of Total Loans and REO	4.29	4.24	4.29	4.24
Nonperforming Assets as a % of Total Assets	1.96	1.66	1.96	1.66
Net Charge offs as a % of Average Loans	0.56	1.14	0.53	0.61

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